UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Synthesis Energy Systems, Inc.
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Explanatory Note

This filing consists of a press release released by Synthesis Energy Systems, Inc. (the “Company”) on June 25, 2012 announcing positive data received from laboratory-scale testing by the Company of three Turkish lignite coals being considered for clean coal-based power generation projects in Turkey.

Additional Information

In connection with the proposed transaction with ZJX and China Energy, the Company has filed a preliminary proxy statement, and intends to file a definitive proxy statement, with the SEC and to mail the definitive proxy statement to the Company’s stockholders. The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the transaction. Information about the transaction is set forth in the preliminary proxy statement filed, and will be set forth in the definitive proxy statements to be filed, by the Company with the SEC.

You may obtain the preliminary proxy statement, and when available the definitive proxy statement, for free by visiting EDGAR on the SEC web site at www.sec.gov. Stockholders and investors should read the definitive proxy statement carefully before making any voting or investment decision because that document will contain important information.

Synthesis Energy Systems Completes Testing of Turkish Lignite Coals for Small Scale Power Generation Projects

Houston , June 25, 2012 — Synthesis Energy Systems, Inc. (“SES”) (Nasdaq: SYMX), a global energy and gasification technology company, announced positive data from laboratory-scale testing of three Turkish lignite coals being considered for clean coal-based power generation projects in Turkey. The projects are under development by Tuten Ltd. (“TUTEN”) for a large Turkish utility company that is looking to expand its clean energy portfolio.

The coal tests, conducted by SES at the Gas Technology Institute’s laboratory facilities in Des Plaines, Illinois, demonstrated that each coal tested using SES’ proprietary fluidized bed gasification technology achieved single-pass carbon conversions of between 96 percent and 99.5 percent. The results of these tests will enable TUTEN’s project sponsor to move forward in its project development using local, low grade, low cost lignite that is otherwise unsuitable for conventional power generation.

For this project, SES, TUTEN and Istroenergo Group (“IEG”), a Slovakia-based engineering, procurement and construction company, have developed a conceptual-level design solution for 50 MW and 100 MW size power generation modules for this type of low grade, low cost lignite fuel. Through the use of coal gasification and aeroderivative power generation, the plant design integrates SES’ technology for synthesis gas (“syngas”) production to fuel a General Electric (“GE”) LM2500+G4 aeroderivative gas turbine in combined cycle for nominally 50 MW or 100 MW of gross power output.

Robert Rigdon, president and CEO of SES, stated, “Once again, we have demonstrated our technology’s capabilities for efficiently gasifying low quality coals that can enable our industrial and energy partners to produce low cost and environmentally friendly captive power. The high carbon conversion of these Turkish lignite coals gives us added confidence that small-scale power plants based on coal feedstocks of this nature will have wide applications in many parts of the world.”

Tarik Tuten, founding partner of TUTEN, commented, “We are very pleased with the results of this coal testing and look forward to advancing to the next project development steps with our utility customer in Turkey. We believe that the results demonstrated by SES’ technology will give our project sponsor and stakeholders a high degree of confidence that we can provide them with a clean, efficient and cost effective power generation solution.”

SES, IEG and GE, through the support of TUTEN, have been marketing small scale, clean coal power generation plants in regions where low rank coal is readily available and distributed power generation is needed in order to support industry and infrastructure in developing regions including Southern Africa and Turkey.

Darryl Wilson, president and CEO, Aeroderivative Gas Turbines for GE Power & Water, said, “We look forward to showcasing the considerable strengths and versatility of GE’s LM2500+G4 aeroderivative gas turbine with our partners on this project. The LM2500+G4 turbine, capable of producing more than 36 MW of power in 10 minutes, brings industrial and independent power producers unsurpassed power generation reliability and availability. With its flexibility to operate on a variety of fuel types such as coke oven gas, landfill gas and syngas, such as in this case, produced from low grade lignite coal, the LM2500+G4 is the ideal engine choice for this type of power plant design.”

Lignite and low rank coals are abundant in many regions of the world and are typically the lowest cost coals to mine. In Turkey, this high moisture and often high ash coal can cost up to five to six times less on a thermal basis than more widely used low ash, higher rank coals that must be imported. The savings can be directly translated into compelling economics for coal based energy and chemical projects such as those being considered in Turkey. In addition to being lower cost on a thermal basis, use of domestic low grade lignite brings the added advantage of maximizing the utilization of natural resources and reduces foreign fuel dependency.

About Synthesis Energy Systems, Inc.

SES provides technology, equipment and engineering services for the conversion of low rank, low cost coal and biomass feedstocks into energy and chemical products. Its strategy is to create value through providing technology and equipment in regions where low rank coals and biomass feedstocks can be profitably converted into high value products through its proprietary U-GAS® fluidized bed gasification technology, which SES licenses from the Gas Technology Institute. U-GAS® gasifies coal cost effectively, without many of the harmful emissions normally associated with coal combustion plants. The primary advantages of U-GAS® relative to other gasification technologies are (a) greater fuel flexibility provided by the ability of SES to use all ranks of coal (including low rank, high ash and high moisture coals, which are significantly cheaper than higher grade coals), many coal waste products and biomass feed stocks; and (b) the ability of SES to operate efficiently on a smaller scale, which enables the construction of plants more quickly, at a lower capital cost, and, in many cases, in closer proximity to coal sources. SES currently has offices in Houston, Texas, and Shanghai, China. For more information on SES and SRS, visit www.synthesisenergy.com or call (713) 579-0600.

About Tuten Ltd.

TUTEN is an independent power projects (“IPP”) development company active in Turkey and Africa. TUTEN’s development portfolio includes gas-fired IPPs from 120 to 1200 MW. TUTEN is expanding its portfolio to include clean coal and renewable power generation ventures. In clean coal, small-scale coal gasification to power projects will constitute TUTEN’s core project development activities.

About Istroenergo

IEG is an engineering, procurement, and construction company based in Slovakia with its main focus on “turn-key” delivery of small and mid-size power plants, up to 300 MW, operated on all different types of fossil fuels and biomass. It was established in 1992 and has developed a solid track record of reference projects in nineteen (19) countries globally. Because of its large engineering capacity, IEG specializes in bringing efficiency and cost improvements to common power plant designs and concepts, resulting in custom solutions that add value for its customers.

About GE Aeroderivative Gas Turbines

GE’s aeroderivative business, headquartered in Houston, Texas, brings power to businesses and communities around the world by modifying highly reliable GE aviation engines to burn natural gas, diesel and/or biofuels for efficient, reliable energy. These jet engine-based power generation units, which range from 18-100 MW, help energy companies take advantage of the growing trend to use abundant, cleaner-burning natural gas for power generation. GE’s aeroderivative gas turbines have been selected for a multitude of energy applications, ranging from power generation to the exploration, production and transmission of oil and gas. The units also have marine propulsion system applications including transport, ferryboat and cruise ships.

About GE

GE (NYSE: GE) works on things that matter. The best people and the best technologies taking on the toughest challenges. Finding solutions in energy, health and home, transportation and finance. Building, powering, moving and curing the world. Not just imagining. Doing. GE works. For more information, visit the company’s website at www.ge.com.

GE Energy works connecting people and ideas everywhere to create advanced technologies for powering a cleaner, more productive world. With more than 100,000 employees in over 100 countries, our diverse portfolio of product and service solutions and deep industry expertise help our customers solve their challenges locally. We serve the energy sector with technologies in such areas as natural gas, oil, coal and nuclear energy; wind, solar, biogas and water processing; energy management; and grid modernization. We also offer integrated solutions to serve energy- and water-intensive industries such as mining, metals, marine, petrochemical, food & beverage and unconventional fuels.

Follow GE Energy on Twitter @GE_Energy.

SES Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are the early stage of development of SES, its estimate of the sufficiency of existing capital sources, its ability to successfully develop its licensing business, its ability to raise additional capital to fund cash requirements for future investments and operations including its China platform initiative, its ability to reduce operating costs, the limited history and viability of its technology, commodity prices and the availability and terms of financing opportunities, its results of operations in foreign countries, its ability to diversify, its ability to complete the restructuring of the ZZ Joint Venture, its ability to obtain the necessary approvals and permits for its future projects, the estimated timetables for achieving mechanical completion and commencing commercial operations for the Yima project as well as the ability of the Yima project to produce revenues and earnings, the sufficiency of internal controls and procedures and the ability of SES to effect the ZJX/China Energy transaction and the Hongye and Zhongmo transactions, grow its business and generate revenues and earnings as a result of its proposed China and India platform initiatives, as well as its joint venture with Midas Resource Partners. Although SES believes that in making such forward-looking statements its expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. SES cannot assure you that the assumptions upon which these statements are based will prove to have been correct.

Important Notice from SES

In connection with the proposed ZJX/China Energy transaction, SES has filed a preliminary proxy statement, and intends to file a definitive proxy statement, with the SEC and intends to mail the definitive proxy statement to the stockholders of SES. SES and its directors and officers may be deemed to be participants in the solicitation of proxies from the stockholders of SES in connection with the transaction. Information about the transaction is set forth in the preliminary proxy statement filed, and will be set forth in the definitive proxy statement to be filed by SES with the SEC.

You may obtain the preliminary statement and, when available, the definitive proxy statement, for free by visiting EDGAR on the SEC website at www.sec.gov. Investors should read the definitive proxy statement carefully before making any voting or investment decision because that document will contain important information.

# # #

TUTEN Contact:

Steve Martin
TUTEN Ltd. +90 212 232 5252	M: +90 532 323 2812
steve@tuten.net

GE Contact:

Rick Goins

GE Power & Water

+1 (281) 740-1422

richard.goins@ge.com

SES Contacts:

Synthesis Energy Systems, Inc.	MBS Value Partners, LLC
Kevin Kelly	Matthew D. Haines
Chief Accounting Officer	Managing Director
(713) 579-0600	(212) 710-9686
Kevin.Kelly@synthesisenergy.com	Matt.Haines@mbsvalue.com